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                                                                     Exhibit 5.1

                    Letterhead of McW. Todman & Co.





July 25, 2003

Ladies and Gentlemen:

RE:   NAM TAI ELECTRONICS, INC.

1. We are Solicitors and Barristers qualified to practice in the Territory of the British Virgin Islands (THE "BVI") and to advise on the law of the BVI. This legal opinion is based on the laws of the BVI as of the date hereof only and accordingly we express no opinion based on any other law.

2. As Counsel for the Nam Tai Electronics, Inc. (THE "COMPANY") we have been requested to render this opinion in connection with the public offering of 9,000,000 common shares of the Company, 6,000,000 of which is to be offered by the Company and the remaining 3,000,000 by certain shareholders of the Company (THE "OFFERING").

3. For the purpose of rendering the opinion expressed herein, we have made such examinations of law as we have deemed necessary and we have reviewed and examined copies of the Memorandum and Articles of the Company and made such other searches and inquiries as we have considered appropriate.

4.    We are of the following opinion:

      (a) The Company is duly incorporated and validly existing under the laws of the British Virgin Islands;
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                                                                   JULY 25, 2003




      (b) The Company is currently in good standing under the laws of the British Virgin Islands;

      (c) The Offering has been duly authorized by the Company's Board of Directors;

      (d) The 9,000,000 Common Shares of the Company when purchased would be issued, fully paid and nonassessable;

      (e) Under the laws of the British Virgin Islands, where the Company is organized, holders of Common Shares have no personal liability for the debts or obligations of the Company by reason of their status as shareholders; and

      (f) No partner, counsel or other member of McW. Todman & Co., is a director or officer of the Company.

5. This opinion is addressed to you in connection with the public offering of the 9,000,000 Common Shares of the Company and may not be relied on by any third party without the written consent of McW. Todman & Co.


Yours sincerely,
MCW. TODMAN & CO.

/s/ Terrance B. Neale
Terrance B. Neale